Exhibit 99.1


SIBERIAN ENERGY
---------------                                            FOR IMMEDIATE RELEASE
GROUP INC.



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               ZAURALNEFTEGAZ RELEASES 2D SEISMIC RESULTS FOR THE
                                 PRIVOLNY BLOCK

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NEW  YORK,  NY  (October  23,  2006) - Siberian Energy Group Inc. (OTCBB: SIBN),
through Zauralneftegaz (ZNG), the Company's 50/50 Joint Venture operated by Baltic Petroleum Ltd., released the results from the high definition 2D seismic analysis conducted on the northern section of its licensed Privolny block. The results also included the surface geochemistry on all of ZNG's other blocks in the Kurgan region of Western Siberia.

The highlights of the report included the identification of two drilling prospects, with a combined area of closure of 29 square kilometers, in the northern Privolny license area. The drilling prospects lie beneath the geochemical anomalies previously identified in the gas seismotomography survey. A seismic survey is currently being conducted in southern Mokrousovsky based on additional geochemical leads. In addition, multiple leads have been identified in the Petukhovsky, Orlovo-Pashkovsky and Lebyazhevsky blocks.

ZNG announced the initial results of its gas seismotomography program in August 2006. Subsequently, new 2D seismic analysis of a total of 150 kilometers was conducted on the Privolny license block. The results were published in a Seismic Interpretation and Mapping Report issued by RPS Energy on October 19, 2006, as well as in a report from Exotrad also dated October 19, 2006.

David Zaikin, founder and CEO of Siberian Energy, said: "The identification of the two drilling prospects in the northern area of the Privolny field is very significant. We are encouraged by the findings in the reports and are confident that these areas have significant potential for production of hydrocarbons."


ABOUT  SIBERIAN  ENERGY  GROUP

Siberian Energy is one of the few U.S.-based public oil and gas exploration companies with 100% of its assets located in West Siberia, Russia. The Company evaluates investment and acquisition opportunities in Russia and Eastern Europe with the goal of bringing a portfolio of natural resource licenses and operating companies to Western investors. Siberian Energy strives to provide an attractive return on investment to shareholders by pursuing high-yield investment projects, reducing costs, and adhering to strict principles of transparency, disclosure and environmental consciousness. Additional information can be found at www.siberianenergy.com.
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                                     -more-


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CONTACTS:

Siberian Energy Group, Inc.     The Investor Relations Group
---------------------------     ----------------------------
David Zaikin                    Katrine Winther-Olesen/Jordan
                                Silverstein/Phil Carlson
Chief  Executive  Officer       Investor  Relations
Phone: 212-828-3011             Phone: 212-825-3210


FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in other documents the company files from time to time with the Securities and Exchange Commission, including Annual Reports, Quarterly Reports and Current Reports on Form 8-K.

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